Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461

Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Says It Will Vigorously Oppose “Grossly Unfair And Damaging” Plan By Depository Trust Company To Impose “Global Lock” On Its Securities

Company Says It Aims To Protect Shareholders From Being Punished By A Decision Said To Be Based On Recent SEC Enforcement Actions Against “Outsiders” Accused Of Illegal Trading, While The Company Itself Has Not Been Accused Of Any Wrongdoing

Chairman Asks, “Is This Really Because We Are a China Based Company?”

TIANJIN, CHINA--(July 23, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles, a leading provider of auto-related services and a soon to be entrant in used car sales in China, today said it will vigorously oppose a “grossly unfair and highly damaging” plan by the Depository Trust Corporation, (“DTC”), as detailed in a notification letter received by the Company from DTC on July 17, 2014, to suspend all book-entry services provided to DTC participants with respect to CALI shares (the “Global Lock”). The letter indicated the Company has until August 13, 2014 to provide a written response stating its objections to the DTC action, after which DTC will make either a determination or a request for further information within 20 business days.

According to the Company, the DTC decision to impose a “Global Lock” affecting all current shareholders is not based on any wrongdoing by the Company and there have been no allegations made against it. Rather, it is said to be based on DTC becoming aware of a recent SEC enforcement action against S. Paul Kelley et. al., in which the SEC alleges that Kelley et. al., among other offenses, violated Section 5 of the Securities Act. DTC’s concern is that certain deposits made by Kelley et. al. were in violation of DTC’s eligibility standards, and were comingled with shares of CALI eligible for deposit.

Striving To Maintain U.S. Listing

“It is patently unfair,” stated Mr. Tong Shiping, Chairman and CEO of China Auto Logistics, “that our current shareholders should be made to bear the brunt of the SEC enforcement action for past actions of a group of allegedly unscrupulous individuals. Nor should our China-based company be so severely punished after years of willing compliance with all applicable U.S. regulations, and shares that have been listed on NASDAQ since January 2010.”

“We are fully aware,” he continued, “that perhaps a disproportionate number of China-based companies that came public in the U.S. in recent years have been accused of, and in some cases found guilty of serious improprieties, while other simply have been chased away after the harshest imaginable treatment by the media and some very aggressive short sellers. Our Company, however, nevertheless has strived to maintain its U.S. listing, and communicates openly and regularly with our shareholders with the hope that their patience ultimately will be rewarded by the bright future we still see ahead in an improving economic environment.”

“Quite simply,” Mr. Tong continued, “we see DTC’s action as a matter of throwing out the baby with the bathwater, and I have to ask, is this really based on our being a China-based company more than anything else? ”

“We are quite determined to fight this tooth and nail,” Mr. Tong said, “and will update shareholders when we have more information.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Automall in Tianjin for $91.4 million, with plans to develop it, among other things, as the flagship site for a used car business, with Car King (China) Used Car Trading Co., Ltd.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727